Exhibit 10.2

SILICON GRAPHICS INTERNATIONAL CORP.
FIRST AMENDMENT TO EMPLOYMENT LETTER

This FIRST AMENDMENT TO EMPLOYMENT LETTER (this “First Amendment”), effective December 20, 2012 (the “Effective Date”), is executed by and between Silicon Graphics International Corp., a Delaware corporation (“SGI”), and Robert Nikl (the “Executive”). SGI and the Executive are each individually referred to as a “Party” and are collectively referred to as the “Parties” herein.

RECITALS

Whereas, Executive and SGI have entered into an employment letter dated April 27, 2012 (the
“Employment Letter”); and

Whereas, the parties desire to amend the Employment Letter.

AGREEMENT

Now therefore, in consideration of the mutual promises and covenants set forth in this First Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that upon the Effective Date, the Employment Letter is hereby amended as follows:

1. Section 9 of the Employment Letter is hereby amended to read in its entirety as follows:

CHANGE IN CONTROL SEVERANCE BENEFITS. If, within 12 months following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason; and you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”), then in lieu of any Severance Benefits set forth in Section 10 herein, you shall be entitled to receive the following severance benefits (the “Change in Control Severance Benefits”); provided that you must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after your separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 9. The severance payments will commence within sixty (60) days after your separation and, once they commence, will include any unpaid amounts accrued from the date of your separation. However, if the 60‐day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

a.
Accelerated Vesting. All unvested stock options and restricted stock units referred to herein and any subsequent grants of stock options, restricted stock units or any other equity awards granted under current or future plans shall become fully vested upon the closing of a Change in Control of the Company;

Exhibit 10.2

b.
Severance Pay. You will be eligible to receive severance pay in the total amount equal to the sum of (i) twelve (12) months of your base salary in effect as of the employment termination date (ii) the full amount of your annual performance bonus at target, and (iii) the prorated amount of your annual performance bonus at target for the year in which the termination occurred. The severance pay will be paid in one lump sum payment, subject to required payroll deductions and withholdings; and

c.
COBRA Benefits. If you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve (12) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within twelve (12) months after your employment termination date. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the Company shall instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would otherwise be required to pay to continue your group health coverage in effect from the date of your termination of employment, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date on which you obtain other employment and (y) twelve (12) months after your employment termination date.

2. Section 10 of the Employment Letter is hereby amended to read in its entirety as follows:

SEVERANCE BENEFITS. If, at any time other than during the twelve (12) month period following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason; and if you sign, date, return to the Company and allow to become effective the Release, then you shall be entitled to receive the following severance benefits (the “Severance Benefits”); provided that you must execute and return the Release on or before the Release Deadline. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 10. The severance payments will commence within sixty (60) days after your separation and, once they commence, will include any unpaid amounts accrued from the date of your separation. However, if the 60‐day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

3. Section 12 of the Employment Letter is hereby amended to read in its entirety as follows:

DEFERRED COMPENSATION. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance

Exhibit 10.2

benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A‐2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A‐1(b)(4), 1.409A‐1(b)(5) and 1.409A‐1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service and (ii) your death. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A‐1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A‐2(b)(2)(i). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in‐kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in‐kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in‐kind benefit be subject to liquidation or exchange for another benefit.

4. Except as amended herein, the Employment Letter shall remain in full force and effect without modification thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date.

SILICON GRAPHICS INTERNATIONAL CORP.     EXECUTIVE

By: /s/ Jennifer Pratt
Name: Jennifer Pratt
Title: SVP, Human Resources
Signature Date: December 17, 2012

By: /s/ Robert Nikl
Name: Robert Nikl
Title: Executive Vice President and Chief Financial Officer
Signature Date: December 20, 2012